EXHIBIT 8.1

November 10, 2003

Wholesale Auto Receivables Corporation

200 Rennaissance Center, 12th Floor

Detroit, Michigan 48265

Re:	Wholesale Auto Receivables Corporation
Pre-Effective Amendment No. 1 to
Registration Statement on Form S-3 (No. 333-109950)

We have acted as special counsel to Wholesale Auto Receivables Corporation, a Delaware corporation (the “Company”), in connection with the above-referenced Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 filed with the Securities and Exchange Commission (together with the exhibits and any amendments thereto, the “Registration Statement”) in connection with the registration by the Company of asset-backed term notes (the “Registered Notes”) to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more supplements (each, a “prospectus supplement”) to the prospectus (the “prospectus”) included in the Registration Statement.

As described in the Registration Statement, the Notes of each series will be issued by an owner trust (an “Owner Trust”). Each Owner Trust will be a Delaware statutory trust to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and an Owner Trustee to be specified in the related prospectus supplement. For each Owner Trust, the Registered Notes will be issued pursuant to an Indenture (each, an “Indenture”) between the Owner Trust and an Indenture Trustee.

In arriving at the opinions expressed below, among other things, we have examined and, to the extent we deem proper, relied on (i) the Registration Statement, (ii) the form of Indenture, (iii) the form of Trust Agreement (including the form of certificate of trust to be filed pursuant to the Delaware Statutory Trust Act included as an exhibit thereto (a “Trust Certificate”), (iv) the form of Pooling and Servicing Agreement between General Motors Acceptance Corporation and the Company, (v) the form of trust sale and servicing agreement (the “Trust Sale and Servicing Agreement”) by and among the Company, General Motors Acceptance Corporation, as Servicer, and an Owner Trust, (vi) the form of Officer’s Issuance Certificate of the Company and (vii) the form of Certificate Issuance Order of the Company (the Registration Statement, the Indenture, the Trust Agreement, the Pooling and Servicing Agreement, the Trust Sale and Servicing Agreement, the Officers Issuance Certificate and the Certificate Issuance Order, collectively, the “Operative Documents”), in each case, as filed with or incorporated by reference into the Registration Statement. We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

Wholesale Auto Receivables Corporation

November 10, 2003

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Subject to the assumptions, qualifications, and limitations identified in this letter, and assuming the aforementioned documents are duly executed and delivered in substantially the form we have examined, we hereby advise you that in our opinion the discussions presented in the Registration Statement under the captions “Federal Income Tax Consequences” in the prospectus and “Federal Income Tax Consequences” in the prospectus supplement, are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion or state that our opinion has been or will be provided as to any series of Registered Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We also note that the prospectus and related prospectus supplement do not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may require modification in the context of an actual transaction.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP